                                                 Exhibit 4.4

DESCRIPTION OF LIMEADE, INC.’S SECURITIES

General
Limeade is authorized to issue up to 550,000,000 shares of common stock, no par value per share, and 10,000,000 shares of undesignated preferred stock, no par value per share.

Common Stock

Dividend Rights
Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time (if any), holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future.
Voting Rights
Each share of our common stock entitles its holder to one vote on all matters submitted to a voted on by the shareholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our Articles.
Right to Receive Liquidation Distributions
Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time (if any), in the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders.
Rights and Preferences
Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Our board of directors has the authority under our Articles, subject to the ASX Listing Rules and the WBCA, to issue from time to time shares of preferred stock in one or more series and to fix the designations and powers, preferences and rights, and the qualifications, limitations and restrictions of each series. There is currently no preferred stock issued and outstanding and we have no present plan to issue any shares of preferred stock.
Stock Options and Restricted Stock Units
As of December 31, 2022, there were 11,303,516 shares of our common stock issuable upon exercise of outstanding stock options pursuant to the 2019 Plan and its predecessor plans, with a weighted average exercise price of $0.41 per share. In addition, as of that date, there were 9,391,808 shares of our common stock issuable upon vesting and settlement of outstanding restricted stock units pursuant to the 2019 Plan.

Chess Depository Interests
Our shares of common stock are traded on the ASX in the form of CDIs, under the ASX trading code “LME”. In order for our CDIs to trade electronically on the ASX, we participate in the electronic transfer system known as the Clearing House Electronic Subregister System (“CHESS”) operated by ASX Settlement Pty Limited (“ASX Settlement”). ASX Settlement provides settlement services for ASX markets to assist participants and issuers to understand the operation of the rules and procedures governing settlement facilities. The ASX Settlement Operating Rules form part of the overall listing and market rules which we are required to comply with as an entity listed on ASX.
CHESS is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies domiciled in certain jurisdictions outside of Australia, such as the United States. Accordingly, to enable our shares of common stock to be cleared and settled electronically through CHESS, we have made arrangements for the issue of depositary interests called CDIs. No share certificates are issued in respect of shareholdings that are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers that occur on CHESS.

CDIs confer the beneficial ownership in the shares of common stock on the CDI holder, with the legal title to such shares held by CHESS Depositary Nominees Pty Ltd, a wholly-owned subsidiary of ASX, to act as our Australian depositary and issue CDIs. Each CDI represents beneficial ownership of one share of our common stock. Holders of CDIs therefore receive all economic benefits (such as dividends, if any) on a one-for-one basis. However, CDI holders are not able to vote personally at a meeting of our shareholders. Instead, CDI holders are provided with a voting instruction form which enables them to instruct the depository nominee in relation to the exercise of voting rights.
A holder of CDIs who does not wish to have their trades settled in CDIs may request that their CDIs be converted into shares of common stock, in which case legal title to the shares of common stock will be transferred to the holder of CDIs and a book entry for the shares of common stock will be made on the records of our transfer agent. However, such shares of common stock may not be traded on the ASX. If thereafter the holder wishes to sell their investment on ASX, it will be necessary for them to convert their shares of common stock back into CDIs.

Anti-Takeover Provisions

Classified Board of Directors; No Cumulative Voting
Our Articles establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of shareholders, with the directors in other classes continuing for the remainder of their three-year terms. The classification of our board of directors makes it more difficult for shareholders to change the composition of our board of directors. Our Articles have eliminated the right of shareholders to cumulate their votes in the election of directors, making it more difficult for shareholders owning less than a majority of our shares to elect any members to our board of directors.
Action by Written Consent of Our Shareholders
The WBCA provides that shareholders of a Washington corporation may act by nonunanimous written consent only if expressly authorized in the corporation’s articles of incorporation. Otherwise, shareholder approval by written consent must be unanimous. Our Articles do not authorize shareholders to act by nonunanimous consent. The inability of our shareholders to act by nonunanimous written consent may delay their ability to take action that is otherwise supported by a majority of the outstanding shares, since for practical reasons shareholders may only take action at an annual or special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our Bylaws provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide timely advance written notice to us in writing, and specify requirements as to the form and content of a shareholder’s notice, which may preclude shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at a meeting of shareholders.
Blank Check Preferred Stock
Our Articles authorize our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights or preferences as it may designate, which could be used to significantly dilute the ownership of a hostile acquirer.
Washington Anti-Takeover Law
Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act, sometimes referred to as the Washington Takeover Act, generally prohibits a target corporation from engaging in specified “significant business transactions” with an “acquiring person.” A “target company” means a Washington corporation that has a class of voting shares registered with the SEC pursuant to Section 12 or 15 of the Exchange Act, or a Washington corporation that has otherwise elected to be governed by Chapter 23B.19 in its articles of incorporation. We have included such a provision in our Articles, and are therefore subject to the Washington Takeover Act.
The Washington Takeover Act could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage unsolicited attempts to acquire us. An “acquiring person” is generally defined as a person or group of persons that beneficially owns the voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. The target corporation may not engage in “significant business transactions,” as defined in Chapter 23B.19, for a period of five years after the date of the transaction in which the person became an acquiring person, unless (1) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the share acquisition causing the person to become an “acquiring person,” or (2) the significant business transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the votes entitled to be cast by the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. “Significant business transactions” include, among other things:
1.a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;
2.a termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of the shares, whether at one time or over the five-year period following the share acquisition;
3.a transaction in which the acquiring person is allowed to receive a disproportionate benefit as a shareholder; or
4.liquidating or dissolving the target corporation.
After the five-year period, certain “significant business transactions” are further subject to certain “fair price” requirements, or in the alternative must be approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.